Exhibit 10.1

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 29, 2016 (“Effective Date”), by and between CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (“Seller”), and KRISHNA HOLDINGS, LLC, a Minnesota limited liability company and its assigns (“Purchaser”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference. For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:
ARTICLE I

PURCHASE OF PROPERTY
Section 1.01.     Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to the parcel of real property, as more particularly described on Exhibit B attached hereto (the “Real Property”); any and all improvements thereon and fixtures and appurtenances thereto and the following interests with respect to the Real Property: any occupancy agreements other than the Lease Agreement; permits solely related to the ownership of Property, to the extent transferable; and all plans, specifications, warranties and operating manuals (collectively the “Property”); provided, however, that Seller shall (i) retain the right to acquire from the City of New Brighton, Minnesota certain real estate parcels adjacent to the Property pursuant to that certain Contract for Private Redevelopment dated June 10, 2014 and (ii) remain the beneficiary under all warranties and have the right to enforce all warranties until the expiration or earlier termination of this Agreement.
Section 1.02.     Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Property is $22,000,000.00 (the “Purchase Price”). The Purchase Price shall be paid by Purchaser in immediately available federal funds at Closing.
Section 1.03.     Lease of Property. On or before the Closing Date, Seller and Purchaser shall execute a lease agreement pursuant to which Purchaser shall lease the Property back to Seller, at the rent and pursuant to the terms and conditions contained in the form attached hereto as Exhibit C (the “Lease Agreement”).
Section 1.04.     Prorations. In view of the subsequent lease of the Property to Seller pursuant to the Lease Agreement and Seller’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing.
Section 1.05.     Transaction Costs. Subject to Section 6.02 of this Agreement, whether or not the Transaction closes, Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”).
(a)    Seller shall be responsible for the payment of:
(i)    the cost to prepare the Title Commitment and the UCC Search;

(ii)    all stamp taxes or transfer taxes due on the conveyance of the Property including without limitation, State of Minnesota deed tax;
(iii)    one half of all escrow closing fees of the Title Company; and
(iv)    one half of all recording fees.
(b)    Purchaser shall be responsible for the payment of:
(i)    the cost of the premium of the standard Title Policy and any extended coverage and endorsements relating to the Title Policy that Purchaser may request;
(ii)    one half of all escrow closing fees of the Title Company;
(iii)    one half of all recording fees;
(iv)    the cost of the Inspections; and
(v)    the cost of any other diligence reports ordered by Purchaser.
Except as otherwise expressly provided above, each party shall be responsible for the payment of all other Transactions Costs incurred by such party in connection with the Transaction.
The provisions of this Section shall survive Closing or termination of this Agreement for any reason.
Section 1.06.     Earnest Money Deposit.
(a)    On the Effective Date, Purchaser shall deposit with the Title Company the sum of $150,000.00 (the “Initial Deposit”). The Initial Deposit shall be non-refundable upon the expiration of the Inspection Period.
(b)    Within one (1) business day following expiration of the Inspection Period (defined Section 2.03 below), Purchaser shall deposit with the Title Company an additional $150,000.00 (the “Additional Deposit”), provided Purchaser does not elect to terminate this Agreement on or before the date that the Inspection Period expires (the Initial Deposit, the Additional Deposit, and all interest accrued thereon (if any), collectively, the “Earnest Money Deposit”). In the event Purchaser fails to deliver the Additional Deposit to the Title Company in accordance with the foregoing, such failure will constitute a default by Purchaser hereunder, Seller shall be entitled to retain the Initial Deposit, and all accrued interest thereon, as liquidated damages as set forth below in this Agreement and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein.
(c)    The Earnest Money Deposit shall be held by the Title Company and shall be applied against the Purchase Price at Closing or disbursed as provided herein; provided, however, at Purchaser’s direction and expense (if any), the Earnest Money Deposit shall be placed in an interest-bearing account by the Title Company.

ARTICLE II

DUE DILIGENCE
Section 2.01.     Title Insurance.
(a)    Title Commitment and Title Policy. Seller, at Seller’s expense, shall obtain and deliver to Purchaser an owner’s title insurance commitment (collectively, the “Title Commitment”) with respect to the Property issued by the Title Company, for ALTA Owner’s Extended Coverage Title Insurance Policies (the “Title Policy”) within twenty (20) days from the Effective Date. The Title Commitment shall include an appropriate UCC search (the “UCC Search”). All costs related to the Title Policy, escrow fees and other closing costs shall be payable as set forth in Section 1.05.
(b)    Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.
(c)    Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.
(d)    Title Objections.
(i)    Within twenty (20) days after the Purchaser’s receipt of both the Title Commitment and an existing survey of the Property, if in Seller’s possession (the “Existing Survey”), Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on the Title Commitment or the Existing Survey that render title unmarketable (the “Title Objections”). If any of the Title Objections is not removed or resolved by Seller to Purchaser’s satisfaction within ten (10) days following Seller’s receipt of the Title Objections, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller no later than fifteen (15) days following Seller’s receipt of the Title Objections, to terminate this Agreement, in which event the Initial Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.

Purchaser may, at Purchaser’s sole cost and expense, cause the Existing Survey to be updated or obtain a current ALTA survey for the Property, provided the foregoing shall not delay or otherwise affect the timing or deadlines herein provided.
(ii)    Purchaser’s failure to timely deliver the Title Objections shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and the Existing Survey. If Purchaser does not terminate this Agreement by reason of any of the Title Objections, as provided in this Section 2.01, then such Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.
Section 2.02.     Seller Documents. With reasonable promptness, but in no event later than fifteen (15) days following the Effective Date, Seller shall deliver to Purchaser true and accurate copies of the documents listed on Exhibit D hereto with respect to the Property (collectively, the “Seller Documents”). Seller makes no representation or warranty regarding the accuracy of the Seller Documents. If this Agreement is terminated or the Transaction does not otherwise close, then Purchaser shall promptly return the Seller Documents to Seller. Purchaser shall treat any financial information delivered by Seller hereunder on a confidential basis and shall not disclose such financial information to any third parties without Seller’s prior written consent.
Section 2.03.     Inspections. From the date that Seller delivers the last of the Seller Documents to Purchaser, and for a period of forty-five (45) days thereafter (the “Inspection Period”), Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that Purchaser deems reasonably appropriate, including a Phase I environmental investigation of the Property. The cost of the Inspections shall be at Purchaser’s sole cost and expense. Any invasive or intrusive testing of the Property shall be subject to such reasonable conditions and restrictions as Seller may require. Purchaser shall repair any damage to any Property caused by Purchaser’s Inspections and return such Property to its original condition. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Losses of any nature arising from or connected with the Inspections. Seller shall, at all reasonable times upon reasonable prior notice from Purchaser, provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property. Purchaser shall (i) provide to Seller copies of any Inspection reports promptly after Purchaser’s receipt of any such Inspection Reports and (ii) conduct the Inspections in a manner that does not unreasonably interfere with Seller’s business operations at the Property. In the event that Purchaser’s Phase I environmental site assessment recommends further Phase II site investigation, then Purchaser shall have the right, upon delivery of written notice to Seller prior to the expiration of the Inspection Period, to extend the Inspection Period for an additional thirty (30) days to enable Purchaser to obtain a Phase II site investigation, subject to conditions set forth in this Section 2.03. If Purchaser's Phase II site investigation discloses conditions that necessitate Purchaser obtaining a Non Association Determination ("NAD") from the Minnesota Pollution Control Agency ("MPCA"), then the Purchaser shall have the option to either terminate this Agreement prior to the expiration of the Inspection Period in accordance with Section 2.04 hereof, or if Purchaser does not elect to terminate this Agreement, then Purchaser shall promptly submit a request to the MPCA for a NAD, and the receipt of the NAD by Purchaser shall be a condition of Closing, subject to the terms set forth in Section 2.04.
Section 2.04.     Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01(d), Purchaser shall have the right to terminate this Agreement if (i) Purchaser determines that the Inspections are not satisfactory to Purchaser as described in Section 2.03; (ii) the appraisal that Purchaser’s lender obtains values the Property at less than the Purchase Price; or (iii) pursuant to Section 2.03 hereof, Purchaser is unable to obtain a NAD on or before the Closing Date. To exercise such a right of termination, Purchaser must deliver written notice of termination to Seller prior to the expiration of the Inspection Period. Upon Purchaser’s timely exercise of its right to terminate this Agreement, the Initial Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. Purchaser’s right to terminate this Agreement pursuant to this Section 2.04 shall be deemed waived if Purchaser fails to deliver written notice of termination to Seller on or before expiration of the Inspection Period.
Section 2.05.     Financial Information. Upon a request from Purchaser, Seller agrees to meet with Purchaser’s CFO & Treasurer during the Inspection Period to discuss Seller’s financial statements. Purchaser acknowledges that any financial information that Seller provides to Purchaser in whatever form or manner is and will remain confidential and Purchaser agrees not to disclose any such financial information to third parties without obtaining Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.
ARTICLE III

CLOSING
Section 3.01.     Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be a mutually agreeable date no later than thirty (30) days after the expiration of the Inspection Period (the “Closing Date”). The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.
ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS
Section 4.01.     Seller. Seller hereby makes the following representations and warranties to Purchaser:
(a)    Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the State of Delaware, and is authorized to conduct business in the State of Minnesota. Seller has all requisite power and authority to own and operate the Property (and does own and operate the Property), to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    Litigation. There are no actions or proceedings pending against or involving the Property before any Governmental Authority which in any way adversely affects or may adversely affect Seller or Seller’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.
(d)    No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the organizational or other charter documents of Seller, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other material document, instrument or agreement to which Seller is a party or by which Seller, the Property or any of the property of Seller are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or the Property, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property.
(e)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Seller is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.
(f)    Condemnation. No condemnation or eminent domain proceedings or other zoning, land use or environmental proceeding affecting the Property are pending or, to Seller’s knowledge, are contemplated.
(g)    Sewage Treatment System. For purposes of satisfying the requirements of Minnesota Statute Section 115.55, Seller certifies, to Seller’s knowledge, there is no “individual sewage treatment system” on or serving the Property. Seller certifies that sewage generated on the Property goes to a facility permitted by the Minnesota Pollution Control Agency.
(h)    Tanks. To Seller’s knowledge, no aboveground storage tanks or underground tanks (within the meaning of Minnesota Statute Section 116.46) are located in or on the Property.
(i)    Methamphetamine Production. For the purposes of satisfying any applicable requirements of Minnesota Statute Section 152.0275, Seller discloses and certifies that, to its knowledge, methamphetamine production has not occurred on the Property.
(j)    Wells. Seller does not know of any “wells” on the Property within the meaning of Minnesota Statute Section 103I. This representation is intended to satisfy the requirements of that statute.

(k)    Flood Zone. To the best of its knowledge, the Property is not in a Special Flood Hazard Area as regulated by the Federal Emergency Management Agency.
(l)    Environmental. To Seller’s knowledge, the Property is not currently in violation of any Hazardous Materials Laws.
(m)    Seller Documents. The Seller Documents delivered to Purchaser are true and correct copies, have not been amended or modified (except as noted when provided to Purchaser), are in full force and effect and free from default or notice of default, and there are no oral agreements modifying, amending, extending, altering or in any way affecting the Seller Documents.
(n)    No Notices. Seller, to the best of its knowledge, has not received any notice of current violation of any building codes, fire codes, health codes, zoning codes, environmental laws, or other laws or regulations currently affecting the Property or the use thereof, or any proposals to rezone or recharacterize the Property.
(o)    Proceedings. Seller is not aware of any action, proceeding or investigation pending or threatened which might materially adversely affect the Property or the ability of Seller to perform its obligations under this Agreement; and
(p)    Other Agreements. Except for the Lease Agreement, the Permitted Encumbrances and any contracts assumed by Purchaser, Seller and the Property are not subject to any commitment, obligation, or agreement, including, but not limited to, any lease, right of first refusal, or option to purchase, granted to a third party, that will prevent the consummation of the transaction contemplated herein or that will bind Purchaser subsequent to consummation of this Agreement.
All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true in all material respects at and as of the Closing Date, except as may be modified by Seller in writing to Purchaser, and together with the covenants made by Seller herein that by their nature survive the Closing, shall survive Closing for a period of one (1) year.
Section 4.02.     Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:
(a)    Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)    Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.
(d)    No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the organizational or other charter documents of Purchaser, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Purchaser is a party or by which Purchaser is subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Purchaser, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Purchaser.
(e)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Purchaser is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.
All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true in all material respects at and as of the Closing Date, and, together with the covenants made by Purchaser herein that by their nature survive the Closing, shall survive Closing for a period of one (1) year.

     ARTICLE V

CLOSING DOCUMENTS AND DELIVERIES
Section 5.01.     Seller’s Closing Documents.
(a)    Seller, as appropriate, shall deliver to the Title Company, in escrow, the following items:
(i)    The Deed;
(ii)    a bring down certificate that confirms the accuracy of the Seller’s representations and warranties set forth in Section 4.01 as of the Closing Date or noting any changes thereof;
(iii)    a Standard Seller’s Affidavit provided by the Title Company to enable the Title Company to issue the Title Policy;
(iv)    Such documents evidencing the legal status and good standing of Seller that may be required by the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(v)    A fully executed original of (a) the Lease Agreement, together with a fully executed original of memorandum thereof for the Property (the “Memorandum of Lease”), and (b) all of the other Transaction Documents;
(vi)    the SNDA and the Estoppel;
(vii)    Certificates evidencing the insurance coverage, limits and policies to be carried by Seller under and pursuant to the terms of the Lease (“Lease Proof of Insurance”);
(viii)    A duly executed affidavit stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act;
(ix)    Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and
(x)    All documents required to be delivered by this Agreement and the other Transaction Documents and as may otherwise be required in order to fully and legally close this Transaction.
Section 5.02.     Purchaser’s Closing Documents.
(a)    Purchaser shall deliver to the Title Company the following items:
(i)    the Purchase Price, as adjusted pursuant to the requirements of this Agreement;
(ii)    Fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement, together with the Memorandum of Lease, and the SNDA;
(iii)    Closing settlement statements approved by Seller and Purchaser that reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and
(iv)    All documents required to be delivered by this Agreement and the other Transaction Documents and as may otherwise be required in order to fully and legally close this Transaction.
Section 5.03.     Other Closing Requirements. Purchaser's obligation to close the Transaction is hereby conditioned on the Title Company confirming in writing that it is prepared to issue the Title Policy in the form required by Purchaser’s mortgage lender, subject only to the Permitted Encumbrances.
ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01.     Default. Each of the following shall be deemed an event of default (each, an “Event of Default”):
(a)    If any representation or warranty of Seller or Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller renders any false statement;
(b)    If Seller or Purchaser fails to perform any of its obligations under this Agreement; or
(c)    If any Insolvency Event shall occur with respect to Seller or Purchaser.
Section 6.02.     Remedies. Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, one of the following remedies:
(a)    If Seller is the defaulting party, then Purchaser may either commence an action for specific performance in Minnesota state district court, or terminate this Agreement by giving written notice to Seller and recover from Seller all reasonable and verified out-of-pocket costs and expenses incurred by Purchaser hereunder (including without limitation, the Transaction Costs), in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. Notwithstanding the foregoing, in the event Seller is the defaulting party, Seller’s responsibility hereunder for all reasonable and verified out-of-pocket costs and expenses incurred by Purchaser hereunder (including without limitation, the Transaction Costs) shall be capped at $50,000.00;
(b)    If Purchaser is the defaulting party, then Seller may terminate this Agreement by giving written notice to Purchaser, in which event the Earnest Money Deposit shall be promptly paid to Seller and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, and Seller may recover from Purchaser all reasonable and verified out-of-pocket costs and expenses incurred by Seller hereunder (including without limitation, the Transaction Costs). Notwithstanding the foregoing, in the event Purchaser is the defaulting party, Purchaser’s responsibility hereunder for all reasonable and verified out-of-pocket costs and expenses incurred by Seller hereunder (including without limitation, the Transaction Costs) shall be capped at $50,000.
(c)    The non-defaulting party may waive the Event of Default and proceed with the Closing.
ARTICLE VII

MISCELLANEOUS
Section 7.01.     Transaction Characterization. The parties intend that the conveyance of the Property to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of

Seller. After the execution and delivery of the Deed, Seller will have no legal or equitable interest or any other claim or interest in the Property, other than the interest, if any, set forth in the Lease Agreement. The parties also intend for the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease. Notwithstanding the existence of the Lease Agreement, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.
Section 7.02.     Risk of Loss.
(a)    Condemnation. If, prior to Closing, action is initiated to take the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.
(b)    Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof) shall be assigned to Purchaser at Closing.
(c)    Maintenance of the Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Property or cause the Property to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.
Section 7.03.     Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses specified below:

If to Seller:	Cardiovascular Systems, Inc. 1225 Old Highway 8 NW New Brighton, MN 55112 Attn: Corporate Controller
With copies to:
Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
New Brighton, MN 55112
Attn: General Counsel

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Dolan, Esq.

If to Purchaser:	Krishna Holdings, LLC 2110 Lyndale Avenue South, Suite C Minneapolis, MN 55405 Attention: Chief Manager
With a copy to:	Hinshaw & Culbertson LLP 333 South Seventh Street, Suite 2000 Minneapolis, MN 55402 Attention: Michael T. Hatting
or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.
A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.
Section 7.04.     Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to an Affiliate of Purchaser. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder to an Affiliate of Purchaser, including an assumption of Purchaser’s obligations hereunder, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein. Seller shall not, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, sell, assign or transfer any of Seller’s rights under this Agreement.
Section 7.05.     Indemnity.
(a)    Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable from and against any and all Losses arising from or connected with breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement. The obligations under this Section 7.05(a) shall survive Closing.
(b)    Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable from and against any and all Losses arising from or connected with breach of any of the representations, warranties, covenants, agreements or obligations of Purchaser set forth in this Agreement. The obligations under this Section 7.05(b) shall survive Closing.
Notwithstanding the foregoing, the total liability of each party relating to the indemnification obligations under this Section 7.05 shall not, in the aggregate, exceed the Purchase Price.
Section 7.06.     Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except for Colliers International whose commission shall be paid by Seller pursuant to a separate agreement between Seller and such broker. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.
Section 7.07.     Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.
Section 7.08.     Disclosures. Except as expressly set forth in Section 7.07 and this Section 7.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required to be disclosed under applicable law, including, without limitation, under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and stock exchange requirements, including the filing of this agreement in its entirety with such public disclosures, and any subsequent disclosures in other public filings and announcements consistent with any such prior disclosures (including in earnings press releases).
Section 7.09.     Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.
Section 7.10.     Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.
Section 7.11.     Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.
Section 7.12.     Limitation on Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease Agreement, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement, (b)  each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement, and (c)  each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.
Section 7.13.     Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.
Section 7.14.     Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.
Section 7.15.     Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.
Section 7.16.     Attorneys’ Fees. In the event of any claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.
Section 7.17.     Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.
Section 7.18.     Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of Minnesota state district court located in Hennepin County, Minnesota. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Illinois in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.
Section 7.19.     Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the state of Minnesota.

Section 7.20.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.
Section 7.21.     Like-Kind Exchange. The parties hereby agree to cooperate with one another in the event either party desires to structure the Closing as a like-kind exchange under Section 1031 of the Internal Revenue Code (“I.R.C.”) provided that: (i) either or both parties may structure the transaction using an exchange agreement involving a “Qualified Intermediary” as defined in the regulations issued under Section 1031 of the I.R.C.; (ii) Seller and/or Purchaser, as the case may be, shall receive notice of the proposed structure of the transaction and the identity and organizational form or the Qualified Intermediary and a copy of any exchange agreement or other agreements pertinent to the transaction with sufficient time to review the same prior to the Closing Date: (iii) the structure of the transaction shall be designated so that the Purchase Price hereunder is paid to Seller or Seller’s designee on the Closing Date; and (iv) nothing herein shall obligate either party to take any action which either party believes, in its reasonable discretion, adversely affects that party’s tax position; does not have a reasonable basis in law; will place the party in the position of possessing any legal, equitable or beneficial ownership in any real property involved in the exchange other than the Property, or requires actions on the part of the party which cannot reasonably be accomplished by the party within the time frame necessary for the transaction to quality as a like-kind exchange. Seller further acknowledges that Purchaser may close on the purchase of the Property in a tenancy-in-common with one or more other tenants-in-common if necessary to complete the like-kind exchange. Neither party makes any representations or warranties that the other party’s proposed transaction will qualify as a like-kind exchange under I.R.C. 1031 and applicable regulations there under. The exchanging party agrees to indemnify, defend, and hold the non-exchanging party harmless for any claims, costs, or other liabilities which might arise as a result of the other party’s cooperating with and assisting with the indemnifying party in accomplishing the exchange.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
SELLER:
CARDIOVASCULAR SYSTEMS, INC.
By:     __/s/ Scott Ward___________________
Name:     __Scott Ward_____________________
Title:     __Chief Executive Officer____________

17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
PURCHASER:
KRISHNA HOLDINGS, LLC
By:     ___/s/ Ashish Aggarwal _____________
Name:     ___Ashish Aggarwal________________
Title:     ___Chief Manager__________________

18

JOINDER BY TITLE COMPANY

The Title Company joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of the Agreement.

TITLE COMPANY:

Commercial Partners Title, LLC

By:     /s/ Chad Novak

Name:     Chad E. Novak

Title:         Underwriting Counsel

Exhibits:

A.	Defined Terms

B.	Legal Description

C.	Lease Agreement

D.	List of Seller Documents

19

EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Agreement:
“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.
“Business Day” means a day on which banks located in Minneapolis, Minnesota are not required or authorized to remain closed.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Deed” means that certain general warranty deed whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Property, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.
“Earnest Money Deposit” has the meaning set forth in Section 1.06.
“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.
“Estoppel” means an Estoppel Certificate completed and executed by Seller as tenant under the Lease Agreement, which Estoppel Certificate shall be in substantially the form reasonably required by Purchaser's mortgage lender.
“Event of Default” has the meaning set forth in Section 6.01.
“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
“Hazardous Materials” includes oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the

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Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; and (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.
“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.
“Insolvency Event” means (a) a Person’s (i) admitting in writing its inability to pay its debts generally; or (ii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.
“Inspection Period” has the meaning set forth in Section 2.03.
“Inspections” has the meaning set forth in Section 2.03.
“Lease Agreement” has the meaning set forth in Section 1.03.
“Lease Proof of Insurance” has the meaning set forth in Section 5.01(a)(vii).
“Letter of Intent” means that certain Letter of Intent dated November 3, 2016 between Seller and Purchaser with respect to the Transaction, and any amendments or supplements thereto.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense), excluding, however, any punitive, consequential, special, indirect, and incidental damages and diminutions in value.
“Memorandum of Lease” has the meaning set forth in Section 5.01(a)(v).
“Notices” has the meaning set forth in Section 7.03.

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“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any legal requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.
“Permitted Encumbrances” means (a) the lien of any real estate taxes, special assessment water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion (or deemed waived) in connection with this Agreement; and (c) the Lease Agreement.
“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.
“Professional Fees” has the meaning set forth in Section 1.05.
“Property” has the meaning set forth in Section 1.01.
“Purchase Price” means the amount specified in Section 1.02.
“Seller Documents” has the meaning set forth in Section 2.02.
“SNDA” means a Subordination, Non-Disturbance and Attornment Agreement executed by Seller as tenant, by Purchaser as landlord, and by Purchaser's mortgage lender, in form reasonably required by Purchaser's mortgage lender as a condition of Closing.
“Title Commitment” has the meaning set forth in Section 2.01(a).
“Title Company” means Commercial Partners Title, LLC.
“Title Objection” has the meaning set forth in Section 2.01(d)(i).
“Title Policy” has the meaning set forth in Section 2.01(a).
“Transaction” has the meaning set forth in Section 1.01.
“Transaction Costs” means all out‑of‑pocket costs and expenses incurred in connection with the Transaction, as set forth at Section 1.05. Transaction Costs expressly exclude Professional Fees.
“Transaction Documents” means this Agreement, the Lease, the Memorandum of Lease, the Deed, the Lease Proof of Insurance, the Non-Foreign Seller Certificates, SNDA and Estoppel, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

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“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.

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EXHIBIT B

LEGAL DESCRIPTION
LOT 1, BLOCK 1, NEW BRIGHTON EXCHANGE 2ND ADDITION

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EXHIBIT C
FORM OF LEASE AGREEMENT
[TO BE ATTACHED]

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of ______________, 2017 (the “Effective Date”), by and between _________________, a ___________________ (“Lessor”), whose address is____________________________, and Cardiovascular Systems, Inc., a Delaware corporation (“Lessee”), whose address is 1225 Old Highway 8 NW, New Brighton, MN 55112. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.
In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:
ARTICLE I
BASIC LEASE TERMS
Section 1.01.     Property. The real property located at 1225 Old Highway 8 NW, New Brighton, MN 55112, as legally described on Exhibit B attached hereto and incorporated herein , including the improvements thereon and fixtures and appurtances thereto.
Section 1.02.     Initial Term Expiration Date. _______________, 2032.
Section 1.03.     Extension Options. Four (4) extensions of five (5) years each, as described in Section 3.02.
Section 1.04.     Base Annual Rental. One Million Six Hundred Fifty-Six Thousand Two Hundred Fifty and 00/100 Dollars ($1,637,500.00) as described in Article IV, payable in monthly installments of One Hundred Thirty-Six Thousand Four Hundred Fifty-Eight and 33/100 Dollars ($136,458.33).
Section 1.05.     Rental Adjustment. Three percent (3%) per annum as of each Adjustment Date, as described in Section 4.02.
Section 1.06.     Adjustment Date. The first anniversary of the Effective Date and annually thereafter during the Initial Lease Term (excluding any Extension Term).
Section 1.07.     Lessee Tax Identification No. 41-1698056.
Section 1.08.     Lessor Tax Identification No. __________________.
ARTICLE II
LEASE OF PROPERTY
Section 2.01.     Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.
Section 2.02.     Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions

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on its part contained herein, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.
ARTICLE III
LEASE TERM; EXTENSION
Section 3.01.     Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on____________________, 2032, unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”
Section 3.02.     Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Property for four (4) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.
Section 3.03.     Notice of Exercise. Lessee may only exercise the Extension Options by giving its irrevocable written notice thereof to Lessor of its election to do so no later than nine (9) months prior to the expiration of the then-current Lease Term. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Notwithstanding the foregoing, if Lessee is entitled to exercise an option to renew but fails to give Lessor timely written notice of such exercise, then Lessor shall use commercially reasonable efforts to give Lessee written notice of such failure, and Lessee shall have the right to exercise such Extension Option by written notice to Lessor given within ten (10) Business Days after receipt of such notice. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.
Section 3.04.     Removal of Personalty. Upon the expiration of the Lease Term, Lessee may remove from the Property all personal property, equipment and trade fixtures belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave all of the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Any property of Lessee left on the Property on the tenth (10th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.
ARTICLE IV
RENTAL AND OTHER MONETARY OBLIGATIONS
Section 4.01.     Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator

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of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.
Section 4.02.     Adjustments During Initial Lease Term. During the Initial Lease Term (excluding any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment.
Section 4.03.     Adjustment During Extension Terms. The Base Annual Rental for each Extension Term shall be equal to the then “Fair Market Rental Rate,” as hereinafter defined; provided, however, in no event shall the Fair Market Rental Rate be less than the Base Annual Rental in effect during the last year of the then expiring Initial Lease Term or Extension Term, as the case may be. As used herein, the "Fair Market Rental Rate" payable by Lessee for each Extension Term shall mean the Base Annual Rental for space comparable in size, location and quality to the Property for a comparable term, and in other comparable buildings in the vicinity of the Property, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Property. Lessor shall provide Lessee with its determination of the Fair Market Rental Rate within ten (10) days after receipt of Lessee's notice to extend the Lease Term. Lessee shall have thirty (30) days after receipt of Lessor's notice in which to notify Lessor of any objection thereto. In the event Lessee notifies Lessor of its objection to the computation of such rental rate, then the parties shall negotiate in good faith for a period not to exceed thirty (30) days in order to come to agreement thereon. In the event the parties are unable to agree upon such rate within such thirty (30) day period, then Lessee shall have the right within ten (10) days thereafter to require that Lessor and Lessee each, at its cost and by giving written notice to the other party, appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Property to set the Fair Market Rental Rate for the Extension Term. Each broker shall submit its valuation of the Fair Market Rental Rate in accordance herewith within ten (10) days after selection, and if the valuations are within ten percent (10%) of each other, then the valuations shall be averaged together to arrive at the Fair Market Rental Rate of the Property. In the event the valuations have a disparity greater than ten percent (10%), then the brokers shall select a third broker, who shall submit a valuation in accordance with the foregoing within ten (10) days after selection. The two valuations which are the closest to each other shall then be averaged together to arrive at the current Fair Market Rental Rate. Upon determination of the Fair Market Rental Rate for the Extension Term in accordance with the terms outlined above, Lessor and Lessee shall immediately execute an amendment to the Lease Agreement. Such amendment shall set forth among other things, the Base Annual Rental for the Extension Term and the actual commencement date and expiration date of the Extension Term.
Section 4.04.     Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s written demand for payment thereof. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.
Section 4.05.     Late Charges. Any payment that is not paid to Lessor within ten (10) days of the due date shall, in addition to any other remedy of Lessor, incur a late charge of two percent (2%) (which late charge is intended to compensate Lessor for the cost of handling and processing such

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delinquent payment and should not be considered interest); provided, however, in no event shall Lessee be obligated to pay a late charge higher than the maximum legal rate then in effect.
Section 4.06.     Holdover. If Lessee remains in possession of the Property after the expiration of the Lease Term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month‑to‑month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LESSEE
The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:
Section 5.01.     Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in the State of Minnesota. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.
Section 5.02.     Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.
Section 5.03.     Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any Lessee Entity.
ARTICLE VI
TAXES AND ASSESSMENTS; UTILITIES; INSURANCE
Section 6.01.     Taxes.
(a)    Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay and discharge, no later than the last day on which payment be made without penalty or interest, any and all taxes and installments of special assessments assessed against or imposed upon the Property or Lessee during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; and (ii) all taxes, charges, license fees and or similar fees

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imposed by reason of the use of the Property by Lessee. Notwithstanding anything in clauses (i) through (ii) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor or any corporate franchise, estate, inheritance, gift tax or tax imposed on the transfer of Lessor’s interest in the Lease or the Property. Lessee shall have the right to pay special assessments in installments over the longest permissible periods.
(b)    Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $100,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above‑described item or lien with respect thereto, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; and (iv) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.
(c)    Tax Escrow Account. During the pendency of any uncured Event of Default hereunder, upon written notice from Lessor, Lessee shall pay or cause to be paid into a separate account (the "Tax Account") to be established by Lessee with a lending institution designated by Lessor (which Tax Account shall not be removed from such lending institution without the express prior approval of Lessor), and which Lessor may draw upon, a reserve amount sufficient to discharge the obligations of Lessee under Section 6.01 hereof with respect to real estate taxes for the applicable Fiscal Year as and when they become due (such amounts, the "Tax Escrow Amount"). During each month commencing with the first full calendar month following the receipt of said notice from Lessor, Lessee shall deposit into the Tax Account one twelfth of the Tax Escrow Amount so that as each installment of real estate taxes becomes due and payable, there are sufficient funds in the Tax Account to pay the same. If the amount of such and real estate taxes has not been definitively ascertained by Lessee at the time when any such monthly deposit is to be paid, Lessor shall require payment of the Tax Escrow Amount based upon the amount of real estate taxes paid for the preceding year, subject to adjustment as and when the amount of such real estate taxes are ascertained by Lessee. The Tax Escrow Amount in the Tax Account shall be and constitute additional security for the performance of Lessee's

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obligations hereunder and shall, if there are sufficient funds in escrow, be used to pay taxes when due.
Section 6.02.     Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term.
Section 6.03.     Insurance.
(a)    Coverage. Throughout the Lease Term, Lessee shall maintain, with respect the Property, at its sole expense, the following types and amounts of insurance, in addition to such other insurance as Lessor may reasonably require from time to time:
(i)    Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values.
(ii)    Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, and liability arising out of the ownership, maintenance, repair, condition or operation of the Property. Such insurance shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $2,000,000 general aggregate. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.
(iii)    Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.
(b)    Insurance Provisions. All insurance policies shall:
(i)    provide for a waiver of subrogation by the insurer as to claims against Lessor covered under the “all risk” or “special form” insurance policy described in Section 6.03(a)(i);
(ii)    be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;
(iii)    contain deductibles not to exceed $100,000;
(iv)    except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance; and

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(v)    be issued by insurance companies licensed to do business in the state of Minnesota.
(c)    Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other Property or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.
ARTICLE VII
MAINTENANCE; ALTERATIONS
Section 7.01.     Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property in good order and repair, free from actual or constructive waste, subject to ordinary wear and tear; (b) the repair or reconstruction of any building, structures or improvements erected on the Property damaged or destroyed by a Casualty; and (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs to any building, structures or improvements erected on the Property. In the event that necessary repairs may be covered by a construction, manufacturer’s or installer’s Warranty (collectively, “Warranties”), Lessee shall use its best efforts to enforce the terms of such Warranty.
Section 7.02.     Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Property in any manner without the written consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake non-structural alterations to the Property that cost less than $50,000, individually, and do not materially affect the exterior appearance of the Property, without Lessor’s prior written consent. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials shall not void, invalidate or otherwise compromise any existing Warranty, and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $50,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property.
ARTICLE VIII

USE OF THE PROPERTY; COMPLIANCE
Section 8.01.     Use. During the Lease Term, the Property shall be used for the operation of a Permitted Facility.
Section 8.02.     Compliance. Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal

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Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Lessee shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility. Lessee will use its best efforts to prevent any act or condition to exist on or about the Property that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase.
Section 8.03.     Environmental.
(a)    Covenants.
(i)    Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:
(A)    All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.
(B)    There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.
(C)    There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.
(D)    Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2)  poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off any of the Property), (3) has a Material Adverse Effect, or (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor, or (5) constitutes a public or private nuisance.
(ii)    Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (D) above provided that Lessee shall be in compliance in all material respects with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.
(b)    Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required of Lessee by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence within a commercially reasonable time frame, Lessor, after written notice to Lessee

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and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.
(c)    Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters concerning the Property, to the extent caused by or through Lessee. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.
(d)    Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.
ARTICLE IX
ADDITIONAL COVENANTS
Section 9.01.     Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Lessor. Notwithstanding the foregoing, Lessor shall exercise its inspection rights in a manner that does not interfere with Lessee’s use of the Property.
Section 9.02.     Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; and (h) any other information reasonably requested by Lessor or any Lender or mortgagee, as the case may be.
ARTICLE X
RELEASE AND INDEMNIFICATION

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Section 10.01.     Release and Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage, compensation, liability, injury, loss or claim from any cause, other than gross negligence or willful misconduct of Lessor, its agents or employees, relative to or arising from (i) loss or damage to Lessee's personal property or improvements that Lessee may remove pursuant to Section 3.04 hereof; (ii) any injury to person or damage to property on or about the Property; (iii) any criminal act on or about the Property; or (iv) interference with Lessee's business operations or loss of occupancy or use of the Property from Lessor's right to access or enter the Property under this Lease. Lessee acknowledges and agrees that Lessor has no duty or obligation to provide security for the Property. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party) caused by, incurred or resulting from Lessee’s operations or occurring in or about the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.
ARTICLE XI

CONDEMNATION AND CASUALTY
Section 11.01.     Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of any of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Property, and (c) any Casualty to any of the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.
Section 11.02.     Total Condemnation. In the event of a Condemnation of all or substantially all of any of the Property, and if as a result of such Condemnation: (i) access to the Property to and from the publicly dedicated roads adjacent to the Property as of the Effective Date is permanently and materially impaired such that Lessee no longer has access to such dedicated road; (ii) there is insufficient parking to operate the Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:
(a)    Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder with respect to the Property shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to the Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to the Property prior to the date of termination shall survive such termination. If the date of such

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Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.
(b)    Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.
Section 11.03.     Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:
(a)    Net Awards. All Net Awards shall be paid to Lessor.
(b)    Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:
(i)    All Rental and other Monetary Obligations due under this Lease shall continue unabated.
(ii)    Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor; provided, however, that Lessee shall have no obligation to incur costs in excess of the Net Award or insurance proceeds, as applicable, made available by Lessor to Lessee hereunder. Upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty.
(c)    Notwithstanding the foregoing, if a Casualty cannot reasonably be expected to be restored within three hundred sixty-five (365) days of the date of such Casualty as reasonably determined by Lessee, then Lessee shall have the right to terminate this Lease Agreement upon delivery of written notice to Lessor. The termination will be effective as of the date of the Casualty. Upon such termination, all obligations of either party hereunder with respect to the Property shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to the Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to the Property prior to the date of termination shall survive such termination. If the date of such Casualty is other than the first day of a month, the Base Monthly Rental for the month in which such Casualty occurs shall be apportioned based on the date of the Casualty.
Section 11.04.     Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect

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without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration.
Section 11.05.     Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.
Section 11.06.     Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).
Section 11.07.     Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.
ARTICLE XII
DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES
Section 12.01.     Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):
(a)    if any Rental or other Monetary Obligation due under this Lease is not paid when due; provided, however, any delay in the payment of Rental shall not constitute an Event of Default hereunder so long as the same is corrected within five (5) Business Days of the date Lessee receives written notice thereof from Lessor that such sums are due, provided, however, that no more than one (1) notice of nonpayment to Lessee shall be required to be given in any calendar year and any additional payments not paid within ten (10) Business Days of the date due shall be an Event of Default without notice from the Lessor;
(b)    Failure to maintain insurance in accordance with Section 6.03;

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(c)    if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay has resulted in the imposition of a lien against any the Property;
(d)    if Lessee abandons the Property;
(e)    if there is an Insolvency Event affecting Lessee;
(f)    if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee written notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)‑day period, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)‑day period; or
(g)    if the estate or interest of Lessee in any of the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.
Section 12.02.     Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by Law, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:
(a)    to terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability, shall be terminated;
(b)    to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any or all personal property or fixtures of Lessee upon the Property and, to the extent permissible, permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;
(c)    to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor;

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(d)    to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its reasonable discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in its reasonable discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, and repair costs and expenses of preparing for such reletting. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;
(e)    to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;
(f)    to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. and enforce, to the extent not enforced by Lessee, the terms of any Warranty. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;
(g)    to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder; and/or
(h)    to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.
Section 12.03.     Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.
ARTICLE XIII
SUBORDINATION AND ATTORNMENT
Section 13.01.     Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Property by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages

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as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Prior to the Effective Date, Lessor shall provide to Lessee a commercially reasonable form of non-disturbance agreement from any Lender holding a Mortgage on the Property as of the Effective Date.
Section 13.02.     Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as lessor under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee. The foregoing provision shall be self‑operative and effective without the execution of any further instruments.
Section 13.03.     Execution of Additional Documents. Although the provisions in this Article XIII shall be self‑operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.
ARTICLE XIV
ASSIGNMENT
Section 14.01.     Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: the sale, assignment, grant, conveyance, transfer, financing, re‑financing, purchase or re‑acquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.
Section 14.02.     Assignment by Lessee.
(a)    Lessee shall not assign, sublet, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld. At the time of any assignment of this Lease which

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is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed consent to any subsequent assignment. Any assignment or transfer of this Lease by transfer of a majority interest of stock in one transaction or a series of related transactions, asset sale, merger, consolidation, liquidation or dissolution, or any changes in the ownership of, or power to vote in excess of fifty percent (50%) of its outstanding stock in one transaction or a series of related transactions, shall constitute an assignment for purposes of this Section.
(b)    For purposes of this Section 14.02, in addition to any other reasonable grounds for refusal, Lessor’s consent to any assignment or sublease shall be deemed reasonably withheld if, in Lessor’s good faith judgment, any one or more of the following apply: (i) the proposed transferee is not in a financial condition to comply with its financial obligations under the assignment or sublease; (ii) either the proposed transferee, or any affiliate of the proposed transferee, occupies or is negotiating with Lessor to lease the Property or any other building owned by Lessor and its related parties; (iii) the use of the Premises by the proposed transferee would, in Lessor’s reasonable judgment, not comply with the terms of the Lease; (iv) if the space subject to the assignment or sublease is only a portion of the Property and the physical division of such portion is, or would render the Property, irregular in shape and configuration or without appropriate ingress or egress and facilities suitable for normal leasing purposes, or is otherwise not readily divisible from the Property; (v) the proposed transferee is a government, governmental entity (or an agency or instrumentality thereof); or (vi) an uncured Event of Default exists under the Lease at the time Lessee requests Lessor’s consent to the proposed transfer.
(c)    Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no Event of Default has occurred and is continuing at the time of the proposed assignment or other transfer, and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to an Affiliate of Lessee.
ARTICLE XV
NOTICES
Section 15.01.     Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

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If to Lessee: With copies to:
Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
New Brighton, MN 55112
Attn: Corporate Controller

Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
New Brighton, MN 55112
Attn: General Counsel

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Dolan, Esq.

If to Lessor:	Attention:
With a copy to:	Hinshaw & Culbertson LLP 333 South Seventh Street, Suite 2000 Minneapolis, MN 55042 Attn: Michael T. Hatting, Esq.
or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
ARTICLE XVI
EXPANSION
Section 16.01 Expansion. Lessee has the right (the “Expansion Right”) to acquire from the City of New Brighton, Minnesota certain real estate parcels adjacent to the Property (the “Option Property”) pursuant to that certain Contract for Private Redevelopment dated June 10, 2014 (the “Redevelopment Contract”). In the event Lessee desires to exercise the Expansion Right, Lessor shall cooperate with Lessee to exercise such rights under the Redevelopment Contract to purchase the Option Property and to construct building improvements on the Option Property, which improvements may adjoin, or connect to, the building improvements, located upon the Property. In the event the Lessee exercises its Expansion Right and acquires the Option Property during the Lease term hereof, Lessee shall not convey its fee interest in the Option Property, or any portion thereof, to any third party without providing Lessor with the following right of first refusal to purchase the Option Property (the “Option Property Right of First Refusal”). If Lessee receives an offer by a third party to purchase the Option Property, or any portion thereof, which Lessee desires to accept, Lessee shall deliver a copy of said offer to Lessor (the “Option Property Right of First Refusal Notice”) Lessee’s notice to Lessor shall state: (i) Lessee’s desire and intention to sell all or any part of the Option Property; and (ii) full details of the offer received by it, and a description of the purchase price as well as the overall transaction. Lessor shall have twenty (20) days from and after receiving the Option Property Right of First Refusal Notice to elect to purchase the Option Property, or such portion as may be the subject of the offer, upon the terms and conditions set forth in the Option Property Right of First Refusal Notice, including all

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rights, privileges and timetables contained in the offer and any amendments related thereto which had been accepted by Lessee. If Lessor elects to purchase the Option Property, or such portion as may be the subject of the offer, the closing shall occur as set forth in the Option Property Right of First Refusal Notice or at such date as may be mutually agreed upon by and between the parties. If Lessor fails to give Lessee written notice within the twenty (20) day period of its intent to purchase the Option Property, or such portion as may be the subject of the offer, then the Option Property Right of First Refusal shall terminate; provided, however, that if such closing as described in the Option Property Right of First Refusal Notice does not occur, then the Option Property Right of First Refusal shall remain in effect.
ARTICLE XVII
RIGHT OF FIRST REFUSAL
Section 17.01 Right of First Refusal. During the Lease Term hereof, Lessor shall not convey its fee interest in the Property, or any portion thereof, to any third party without providing Lessee with the following right of first refusal to purchase the Property (the “Right of First Refusal”). If Lessor receives an offer by a third party to purchase the Property, or any portion thereof, which Lessor desires to accept, Lessor shall deliver a copy of said offer to Lessee (the “Right of First Refusal Notice”). Lessor’s notice to Lessee shall state: (i) Lessor’s desire and intention to sell all or any part of the Property; and (ii) full details of the offer received by it, and a description of the purchase price as well as the overall transaction. Lessee shall have twenty (20) days from and after receiving the Right of First Refusal Notice to elect to purchase the Property, or such portion as may be the subject of the offer, upon the terms and conditions set forth in the Right of First Refusal Notice, including all rights, privileges and timetables contained in the offer and any amendments related thereto which had been accepted by Lessor. If Lessee elects to purchase the Property, or such portion as may be the subject of the offer, the closing shall occur as set forth in the Right of First Refusal Notice or at such date as may be mutually agreed upon by and between the parties. If Lessee fails to give Lessor written notice within the twenty (20) day period of its intent to purchase the Property, or such portion as may be the subject of the offer, then the Right of First Refusal shall terminate; provided, however, that if such closing as described in the Right of First Refusal Notice does not occur, then the Right of First Refusal shall remain in effect.

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ARTICLE XVIII
MISCELLANEOUS
Section 18.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.
Section 18.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
Section 18.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
Section 18.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:
(a)    Lessor and Lessee intend that (i) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.
Section 18.05. Disclosures. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under applicable Law, including,

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without limitation, under the Securities Act, the Exchange Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and stock exchange requirements, including the filing of this Agreement in its entirety with such public disclosures, and any subsequent disclosures in other public filings and announcements consistent with any such prior disclosures (including in earnings press releases).
Section 18.06. Building Reports. Lessee agrees to provide Lessor with a report prepared by a licensed building inspector or engineer as to the condition of the structural or exterior components of the Property, including without limitation the roof, heating, ventilation and air-conditioning systems, plumbing and electrical elements, on or before the expiration of the fifth (5th) year of the Lease Term and every three (3) years thereafter during the Lease Term.
Section 18.07. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.
Section 18.08. Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public.
Section 18.09. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
Section 18.10. Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.
Section 18.11. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.
Section 18.12. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

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Section 18.13. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
Section 18.14. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.
Section 18.15. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.
Section 18.16. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state of Minnesota. This Lease shall be governed by, and construed with, the Laws of the applicable state of Minnesota, without giving effect to any state’s conflict of Laws principles.
Section 18.17. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.
[Remainder of page intentionally left blank; signature page(s) to follow]

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR: ____________________________________, a __________________________________ By: Printed Name: Title:

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE: CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation By: Printed Name: Title:

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EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Lease:
“Additional Rental” has the meaning set forth in Section 4.04.
“Adjustment Date” has the meaning set forth in Section 1.06.
“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
“Base Annual Rental” has the meaning set forth in Section 1.04.
    “Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.
“Business Day” means a day on which banks located in Minneapolis, Minnesota are not required or authorized to remain closed.
“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.
“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Condemnation” means a Taking and/or a Requisition.
“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.
“Default Rate” means 12% per annum or the highest rate permitted by Law, whichever is less.
“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.
“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated

Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.
“Event of Default” has the meaning set forth in Section 12.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension Option” has the meaning set forth in Section 3.02.
“Extension Term” has the meaning set forth in Section 3.02.
    “Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi‑governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.
“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; and (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.
“Indemnified Parties” means Lessor and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.
“Initial Term” has the meaning set forth in Section 3.01.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
“Lease Term” has the meaning described in Section 3.01.
“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Property.
“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Property, and any servicer of any loan secured by Lessor’s interest in any or all of the Property.
“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and all Affiliates thereof.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense), excluding, however, any punitive, consequential, special, indirect, and incidental damages and diminutions in value.
“Material Adverse Effect” means a material adverse effect on (a) the Property, including without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Lessee Entity; or (c) Lessee’s ability to perform its obligations under this Lease.
“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.
“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.
“Net Award” means (a) the entire award payable with respect to the Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to the Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.
    “Partial Condemnation” has the meaning set forth in Section 11.03.
“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state or states where the Property is located.
“Permitted Facility” means an office, warehouse and manufacturing facility and all related purposes such as ingress, egress and parking, and uses incidental thereto.
“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Property” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).
“Regulated Substances” means “petroleum” and “petroleum‑based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.
“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs or any Threatened Release.
“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.
“Rental” means, collectively, the Base Annual Rental and the Additional Rental.
“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Securities Act” means of the Securities Act of 1933, as amended.
“Successor Lessor” has the meaning set forth in Section 13.02.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.
“Temporary Taking” has the meaning set forth in Section 11.04.
“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.
“Total Condemnation” has the meaning set forth in Section 11.02.
“Transaction” has the meaning set forth in Section 14.01.
“Transaction Documents” means this Lease Agreement and all documents related thereto.
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

PROPERTY
LOT 1, BLOCK 1, NEW BRIGHTON EXCHANGE 2ND ADDITION

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EXHIBIT D

List of Seller Documents:

any occupancy agreements, including parking agreements; all service contracts, maintenance agreements and energy contracts; if available, Seller’s most recent title insurance policy for the Property; all environmental assessment reports, soil, groundwater or vapor tests, wetland surveys, and other engineering reports and materials pertaining to the physical condition of the Property in the possession of Seller, including any roof inspection reports; any existing survey drawings depicting the Property, if available; all development approvals and permits and existing audits or reports relating to the compliance with applicable governmental laws, ordinances and regulations with respect to the Property, if any (and with respect to any development approvals or permits that have been applied for but not yet issued, a copy of the application materials and all correspondence relating thereto), including without limitation, any development orders, site plan approvals, permits for installation of water and sewer facilities, and also including any conditions, restrictions, obligations, covenants, declarations or agreements that may exist or may have been submitted, received by, entered into or accepted by Seller pertaining to the development of the Property; if available, all permits, reports, surveys, and other documents that evidence the location, capacity, and/or availability of utilities to the Property; any notices of real estate tax assessments and information and documentation regarding any tax or assessment protests; “as-built” floor plans of the Property, if available; plans and specifications for the improvements on the Property; copies of all publically available organizational documents of Seller, including, without limitation, copies of Seller’s Articles of Incorporation filed with the Delaware Secretary of State and any amendments or modifications thereto.

D-1
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